As filed with the Securities and                           Registration No. 333-
Exchange Commission on September 19, 2002
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        MDSI MOBILE DATA SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)

            Canada                                      Not Applicable
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                             10271 Shellbridge Way
                           Richmond, British Columbia,
                                 Canada V6X 2W8
               ---------------------------------------------------
               Address and zip code of Principal Executive Offices



            MDSI Mobile Data Solutions Inc. 2002 Stock Purchase Plan
                            (Full titles of the plan)

                       Evergreen Corporate Services, Inc.
                            33713 - 9th Avenue South
                       Federal Way, Washington 98003-6762
                     --------------------------------------
                     (Name and address of agent for service)

                                 (253) 874-2949
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
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Title of Each Class of              Amount to        Proposed Maximum Offering       Proposed Maximum Aggregate        Amount of
Securities to be Registered(1)    be Registered           Price Per Share                  Offering Price          Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Shares, without par       100,000 shares            US$3.30 (2)                       US$330,000                US$30.36
value
 -----------------------------------------------------------------------------------------------------------------------------------
(1)  Common Shares, without par value, offered by the Registrant pursuant to the
     Plan described herein.
(2)  The proposed maximum offering price per share and the registration fee were calculated in  accordance  with rule 457(c) and (h) based on the average of the high and low prices for the Registrant's common shares on September 16,
     2002, as quoted on the Nasdaq National Market, which was US$3.30 per share.

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

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

     (a) The  Registrant's  latest Annual Report on Form 10-K filed  pursuant to
     Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the Company's fiscal year ended December 31, 2001.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-K referred to in (a) above.

     (c) The description of the Registrant's Common Stock set forth in the Registration Statement on Form 8-A filed by the Registrant with the Securities and Exchange Commission on November 7, 1996, under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

None

Item 6.  Indemnification of Directors and Officers.

The By-laws of the Registrant provide that, subject to the Canada Business Corporation Act (the "CBCA"), the Registrant shall indemnify a director or officer of the Registrant, a former director of officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses reasonably incurred by him in respect of certain actions or proceedings to which he is made a party by reason of his office, if he meets certain specified standards of conduct and shall also indemnify any such person in such circumstances as the CBCA or law permits or requires.

Under the CBCA, the Registrant may indemnify a present or former director or officer, or an individual who acts or acted at the Company's request as a director or officer or in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant or other entity and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

In addition to the foregoing statutory provisions, the Registrant has entered into employment agreements with certain of its directors and senior officers which contain indemnification provisions. The indemnification provisions in these employment agreements are subject to the CBCA, as amended from time to time. They are, however, expanded to include costs incurred not only by reason of being a party but also by reason of being a witness or other participant in connection with a civil, criminal or administrative claim. Also, the employment agreements provide for an additional payment to cover the cost of any income taxes payable by the individual or an estate as a result of an indemnity payment. The contracts also specify that indemnity will not be denied as a result of any failure by the executive in his capacity as director or officer to comply with the provisions of the CBCA or the Memorandum, Articles or Bylaws of the Company.

The Registrant maintains Directors' and Officers' Liability Insurance for its directors.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

Exhibit Number      Exhibit

  4.1(1)            The MDSI Mobile Data Solutions Inc. 2002 Stock Purchase Plan

  5.1               Opinion of Davis & Company

 23.1               Consent of Deloitte & Touche

 23.2               Consent of Davis & Company (Included in Exhibit 5.1)

 24.1               Power of Attorney (See page II-5 of this registration
                      statement)
--------------

(1) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.


Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Province of British Columbia, on this 16th day of September, 2002.

                                   MDSI MOBILE DATA SOLUTIONS INC.



                                   By: /s/ Erik Dysthe
                                       -----------------------------------------
                                       Erik Dysthe, President and Chief
                                         Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Erik Dysthe and Verne D. Pecho, or any of them, his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                    Title                            Date
---------                    -----                            ----


/s/ Erik Dysthe              President and Chief Executive    September 16, 2002
---------------------------  Officer, Chairman of the Board
Erik Dysthe                  and Director (Principal
                             Executive Officer)


/s/ Verne D. Pecho           Vice President - Finance and     September 16, 2002
---------------------------  Administration and Chief
Verne D. Pecho               Financial Officer (Principal
                             Financial and Accounting Officer)


/s/ Robert C. Harris, Jr.    Director                         September 16, 2002
---------------------------
Robert C. Harris, Jr.



                             Director                         September --, 2002
---------------------------
Terrence P. McGarty



/s/ Marc Rochefort           Director                         September 16, 2002
---------------------------
Marc Rochefort



/s/ Peter Ciceri             Director                         September 16, 2002
---------------------------
Peter Ciceri



/s/ David R. Van Valkenburg  Director (Authorized U.S.        September 16, 2002
---------------------------  Representative)
David R. Van Valkenburg